Exhibit 99.1

FOR IMMEDIATE RELEASE		November 3, 2026
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Amanda Ho (602) 250-3334
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2026 THIRD-QUARTER FINANCIAL RESULTS

•Continued sales growth and summer weather increase energy demand

•Reliable service and strong operating performance support customers

•APS reinforces its Pledge for Responsible Energy Growth

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders for the 2026 third quarter of $434.2 million, or $3.49 per diluted share of common stock. This result compares with consolidated net income of $413.2 million, or $3.39 per diluted share of common stock, for the same period a year ago.

The 2026 third-quarter results reflect an increase of about $21 million compared to the 2025 third quarter, primarily as a result of increased customer sales and usage; the positive impacts of weather effects versus the same period a year ago; and customer growth. These positive factors were partially offset by higher depreciation and amortization expenses; and interest charges.

“Arizona continues to grow at an extraordinary pace, and our responsibility is clear: deliver safe, reliable and affordable energy for the customers who count on us every day,” said Pinnacle West Chairman, President and Chief Executive Officer Ted Geisler. “Years of planning and the dedication of our employees enabled us to once again meet strong summer demand while maintaining reliability, returning savings to customers and investing in the infrastructure needed to support Arizona’s future. We are committed to ensuring that growth helps strengthen the grid without shifting costs to Arizona families and businesses.”

Providing Reliable Power Amid Record Growth and Demand
Geisler said APS employees delivered strong operational performance throughout the 2026 third quarter, supporting Arizona's continued economic expansion while maintaining reliable service during another summer of record demand. Reflecting the strength of the state's economy, commercial and industrial sales increased 14.5%, while residential sales grew 4.5%, contributing to overall weather-normalized sales growth of 9.5%.

APS customers set an all-time peak demand record of 9,166 megawatts (MW) on Aug. 2, with demand exceeding 9,000 MW on three occasions during the quarter. APS surpassed last year's previous peak of 8,648 MW a dozen times, marking the fourth consecutive year of record-setting summer demand and highlighting the value of the company's long-term resource planning, proactive maintenance programs and customer-focused demand-side initiatives.

Summer weather also contributed to increased energy use. The quarter was substantially warmer than normal – with residential cooling degree days up 3% from the same period in 2025 – and featured one of the more active monsoon seasons in recent years.

Additionally, overall customer growth increased 1.8%, including 1.9% residential customer growth.

Supporting Arizona's Growth Responsibly
Geisler said that planning for growth has always been central to the company’s mission. Customers’ annual electricity needs are projected to more than double by 2041, while peak demand is expected to rise more than 5,000 MW above today’s peak demand.

To address this growth, APS recently filed its Integrated Resource Plan with the Arizona Corporation Commission (ACC), outlining the resources needed to serve customers over the next 15 years. The plan identifies a diverse portfolio of resources and transmission investments designed to maintain reliability and support customer affordability, while also maintaining the flexibility needed to serve one of the fastest-growing regions in the country.

The company remains equally focused on ensuring that growth strengthens the electric system while protecting existing customers. Toward that end, Geisler reiterated the company's Pledge for Responsible Energy Growth.

The pledge is built on three principles: safeguarding reliability, protecting customer rates and preserving capacity for Arizona’s homes, businesses and communities.

“Growth should pay for growth. It’s that simple,” Geisler said. “When a data center or manufacturer comes to Arizona, they pay the cost of the infrastructure needed to serve them, and those investments help to cover shared grid costs that existing customers would otherwise carry. Done right, new growth doesn’t threaten affordability for Arizona families and businesses. It helps protect it.

“Arizonans should be able to welcome the jobs, investment and opportunity coming to our state with confidence that their energy needs come first and their rates are protected.”

Under the pledge, APS will not connect new extra-large customers faster than the grid can reliably support, will require those customers to fund the costs of serving their growth, and will preserve sufficient capacity to meet the needs of existing and future Arizona customers. Geisler emphasized that these principles are embedded in agreements with extra-large energy users to ensure reliability remains strong, existing customers’ rates are protected, and Arizona can continue to benefit from economic growth.

Focus on Customer Affordability and Financial Support
APS's focus on protecting customers extends beyond long-term growth. Effective this month, APS is providing more than $33 million in bill credits following approval by the ACC. Applied automatically through the Environmental Benefits Surcharge, the credit is expected to reduce a typical residential customer's November bill by about $14, with business customers also benefiting based on their energy use.

Funded in part by revenue from APS's Green Power Partners program, the credit returns benefits directly to customers while supporting APS's commitment to affordability, renewable energy investment and Arizona's continued growth. APS also is making an additional $5 million available to support customers experiencing financial hardship. The assistance is funded by Pinnacle West and not through customer rates.

“Delivering safe, reliable and affordable energy remains our top priority,” Geisler said. “This credit is one example of how we're creating value for customers by returning benefits directly to them while continuing to support Arizona's growth.”

Financial Outlook

Given the positive customer and sales growth and impact of weather through the first three quarters of the year, the company is adjusting its 2026 consolidated earnings guidance upward to a range of $5.05 to $5.25 per diluted share.

Key factors and assumptions underlying the 2026 outlook can be found in the third-quarter 2026 earnings presentation slides at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s financial results and recent developments, and to provide an update on the company’s long-term financial outlook, at 11 a.m. ET (9 a.m. Arizona time) today, Nov. 3. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (888) 506-0062 or (973) 528-0011 for international callers and enter participant access code 904565. A replay of the call also will be available at pinnaclewest.com/presentations or by telephone until 11:59 p.m. ET, Tuesday, Nov. 10, 2026, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering replay passcode 54576.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of about $33.5 billion, almost 6,300 megawatts of generating capacity and approximately 6,600 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to about 1.5 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as "estimate," "predict," "may," "believe," "plan," "expect," "require," "intend," "assume," "project," "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•our ability to achieve timely and adequate rate recovery of our costs through our regulated rates and adjustor recovery mechanisms, including returns on and of debt and equity capital investment;
•the impacts of federal, state, and local laws, judicial decisions, statutes, regulations, and FERC, NRC, EPA, ACC, and other agency requirements, including as they are changed by legislative and regulatory action as well as executive orders, such as those relating to tax, environment, energy, nuclear plants, and deregulation of the retail electric market;
•our operation of Palo Verde is subject to substantial regulatory oversight and potentially significant liabilities and capital expenditures;
•we are subject to numerous environmental laws and changes to existing laws, or new laws, may increase our costs and impact our business;
•the potential effects of climate change on our electric system, including as a result of weather extremes, such as prolonged drought and high temperature variations in the area where APS conducts its business, as well as the impacts of policy and regulatory changes introduced to address climate change;
•co-owners of our jointly owned generation and transmission facilities may have unaligned goals;

•the willingness or ability of counterparties, participants, and landowners to meet contractual or other obligations or extend the rights for continued generation and transmission operations;
•deregulation of the electric industry and other factors, such as large customers developing large, utility scale generation to serve their energy needs, may result in increased competition;
•variations in demand for electricity, including those due to weather, seasonality (including large increases in ambient temperatures), the general economy or social conditions, customer and sales growth (or decline), data center growth (or lack thereof), including to support the AI industry, the effects of energy conservation measures and DG, and technological advancements;
•wildfires, including those arising as a result of climate change, extreme weather events, or the expansion of the wildland urban interface;
•generation, transmission, and distribution facilities and system operating costs, conditions, performance, and outages;
•our ability and efforts to meet current and anticipated future needs for generation and transmission and distribution facilities in our region at reliable levels, including factors affecting our ability to acquire and develop new resources to serve this load as well as difficulties in accurately forecasting load growth, particularly from high load energy users;
•availability of fuel and water supplies as well as the volatility and costs of fuel and purchased power;
•the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, or other catastrophic events, such as fires, explosions, pandemic health events, or similar occurrences;
•risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•the development of new technologies and the impact they have on the retail and wholesale electricity market and the impacts of our adoption or failure to adopt such technologies;
•the availability and retention of qualified personnel and the need to negotiate collective bargaining agreements with union employees;
•the cost of debt, including increased cost as a result of rising interest rates, and equity capital and our ability to access capital markets when required as well as the impacts a credit rating downgrade would have on us;
•the investment performance of the assets of our nuclear decommissioning trust, captive insurance cell, coal mine reclamation escrow, pension, and other postretirement benefit plans, and the resulting impact on future funding requirements;
•Pinnacle West’s cash flow depends on the performance of APS and its ability to make dividends and distributions;
•potential shortfalls in insurance coverage;
•Pinnacle West’s ability to meet its debt service obligation could be adversely affected because its debt securities are structurally subordinated to the debt securities and obligations of its subsidiaries;
•the liquidity of wholesale power markets and the use of derivative contracts in our business;
•policy changes in Arizona or other states through ballot initiatives or referenda may increase our cost or operations or affect our business plans;
•general economic conditions, such as tariffs, inflation, and other supply chain constraints, as well as uncertainties associated with the current and future economic environment and conditions in Arizona; and
•disruptions in financial markets could adversely affect our cost of and access to credit and capital markets.

These and other factors are discussed in the most recent Pinnacle West/APS Form 10-K and 10-Q along with other public filings with the Securities and Exchange Commission, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Operating Revenues	$1,972,746	$1,820,741	$4,578,092	$4,211,772

Operating Expenses
Fuel and purchased power	758,025	655,969	1,753,252	1,513,048
Operations and maintenance	294,583	299,617	854,670	886,331
Depreciation and amortization	242,502	224,555	725,586	688,388
Taxes other than income taxes	56,308	58,416	179,964	175,421
Other expense	507	338	6,953	1,964
Total	1,351,925	1,238,895	3,520,425	3,265,152

Operating Income	620,821	581,846	1,057,667	946,620

Other Income (Deductions)
Allowance for equity funds used during construction	20,854	17,671	52,688	45,687
Pension and other postretirement non-service credits, net	4,518	2,777	13,518	9,427
Other income	4,598	12,473	22,675	42,038
Other expense	(9,225)	(8,159)	(18,535)	(14,988)
Total	20,745	24,762	70,346	82,164

Interest Expense
Interest charges	138,843	125,179	398,203	343,649
Allowance for borrowed funds used during construction	(14,074)	(13,979)	(35,339)	(35,640)
Total	124,769	111,200	362,864	308,009

Income Before Income Taxes	516,797	495,408	765,149	720,775

Income taxes	80,363	77,894	112,834	106,729

Net Income	436,434	417,514	652,315	614,046

Less: Net income attributable to noncontrolling interests	2,194	4,306	6,581	12,918

Net Income Attributable To Common Shareholders	$434,240	$413,208	$645,734	$601,128

Weighted-Average Common Shares Outstanding - Basic	121,321	119,623	121,329	119,578

Weighted-Average Common Shares Outstanding - Diluted	124,339	121,956	124,204	121,861

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$3.58	$3.45	$5.32	$5.03
Net income attributable to common shareholders - diluted	$3.49	$3.39	$5.20	$4.93